EXECUTION VERSION

SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 15, 2015, by and among Churchill Downs Incorporated, a Kentucky corporation (the “Issuer”), each of the parties identified on Annex A hereto (the “Initial Guarantors”), each of the parties identified on Annex B hereto (the “Additional Guarantors”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Issuer, the Initial Guarantors, and the Trustee are party to an indenture, dated as of December 16, 2013 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), providing for the issuance by the Issuer of its 5.375% Senior Notes due 2021;
WHEREAS, pursuant to and on the date of the Base Indenture, the Issuer initially issued $300,000,000 aggregate principal amount of its 5.375% Senior Notes due 2021 (the “Existing Notes”);
WHEREAS, Section 2.1 of the Base Indenture provides that the Issuer may, from time to time and in accordance therewith, create and issue Additional Notes (as defined in the Base Indenture) under the Base Indenture;

WHEREAS, the Issuer wishes to issue an additional $300,000,000 aggregate principal amount of its 5.375% Senior Notes due 2021 as Additional Notes (the “New Notes”);
WHEREAS, the Base Indenture provides that under certain circumstances the Additional Guarantors shall execute and deliver to the Trustee a supplemental indenture to which the Additional Guarantors shall unconditionally guarantee, on a joint and several basis with the Initial Guarantors, all of the Company’s Obligations under the Existing Notes, New Notes and the Base Indenture on the terms and conditions set forth herein and under the Base Indenture (the “Guarantee”);
WHEREAS, Section 9.1 of the Base Indenture provides that, without the consent of the Holders of any Notes, the Issuer, any Guarantor and the Trustee may amend or supplement the Base Indenture to provide for or confirm the issues of Additional Notes and to add additional guarantors in accordance with the terms of the Base Indenture;
WHEREAS, the Issuer, the Initial Guarantors and the Additional Guarantors are authorized to execute and deliver this Supplemental Indenture;
WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions and requirements necessary to the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged the Issuer, the Initial Guarantors, the Additional Guarantors and the Trustee mutually covenant and agree as follows:
1.Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on December 15, 2015 is $300,000,000.

3.Terms of New Notes. The New Notes are to be issued as Additional Notes under the Indenture and shall:

a.
be issued as part of the existing series of Existing Notes under the Indenture, and the New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase;

b.	be issued on December 15, 2015 at a purchase price of 101.000% of the principal amount and will accrue interest from December 15, 2015;

c.	be issuable in whole in the form of one or more Global Notes to be held by DTC and in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Base Indenture;

d.
initially bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 171484 AC2 and ISIN of US171484AC26, and, in the case of New Notes sold under Regulation S of the Securities Act, the CUSIP number of U1714Q AB0 and ISIN of USU1714QAB06;

e.	the New Notes shall be subject to the transfer restrictions applicable to a Restricted Note and shall have a different CUSIP number than that of the Existing Notes.

4.Agreement to be Bound; Guarantee

a.Each Additional Guarantor hereby becomes a party to the Base Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Base Indenture.

b.The Additional Guarantors agree, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Existing Notes and New Notes and the Trustee and the Agent the Guaranteed Obligations pursuant to Article X of the Base Indenture on a senior basis subject to all the provisions thereof.

5.Amendments to the Indenture

a.The definition of “Initial Purchasers” under Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following:

“ “Initial Purchasers” means, with respect to the Initial Notes, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Fifth Third Securities, Inc., PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. and, with respect to the Additional Notes, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc. and PNC Capital Markets LLC (each an “Initial Purchaser”).”
b.The definition of “Registration Rights Agreement” under Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following:

“ “Registration Rights Agreement” means, with respect to the Initial Notes, the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers, as the same may be amended from time to time in accordance with the terms thereof and, with respect to the Additional Notes, the Registration Rights Agreement, dated as of December 15, 2015, among the Issuer, the guarantors party thereto and the Initial Purchasers, as the same may be amended from time to time in accordance with the terms thereof.”
6.Ratification of Base Indenture; Supplemental Indenture Part of Indenture. The Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder of a Note or New Note heretofore or hereafter authenticated and delivered shall be bound hereby.

7.Miscellaneous

a.	Notices. All notices and other communications to the Additional Guarantors shall be given as provided in the Base Indenture to the Issuer, at the address of the Issuer set forth in the Base Indenture.

b.
Merger and Consolidation. None of the Additional Guarantors shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Base Indenture.

c.	Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

d.
Benefits Acknowledged. The Additional Guarantors’ Guarantees are subject to the terms and conditions set forth in the Base Indenture. Each Additional Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Base Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

8.GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9.Trustee’s Assumption; Trustee Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Base Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee shall not be responsible for any statement or recital herein or any statement or recital contained in any document in connection with the sale of the New Notes.

10.Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.
Very truly yours,
CHURCHILL DOWNS INCORPORATED
By:    /s/ Marcia A. Dall
Name:    Marcia A. Dall
Title:    Executive Vice President and Chief             Financial Officer

GUARANTORS
BB Development LLC
Big Fish Games, Inc.
Calder Race Course, Inc.
Churchill Downs Management Company, LLC
Churchill Downs Racetrack, LLC
Churchill Downs Technology Initiatives Company
HCRH, LLC
Magnolia Hill, LLC
MVGR, LLC
SW Gaming LLC
Tropical Park, LLC
Youbet.com, LLC
By:    /s/ Marcia A. Dall
Name:    Marcia A. Dall
Title: Treasurer
BFG Holding LLC
By:    Big Fish Games, Inc.
Its:    Sole Member
By:    /s/ Marcia A. Dall
Name:    Marcia A. Dall
Title:    Treasurer

3 Minute Games LLC
Slots, Slot Machines and Slots Tournaments LLC
By:    /s/ Paul J. Thelen
Name:    Paul J. Thelen
Title:    Manager
CDTC LLC
By:    /s/ William E. Mudd
Name:    William E. Mudd
Title:    Treasurer
Arlington OTB Corp.
Quad City Downs, Inc.
By:    /s/ Alan K. Tse
Name:    Alan K. Tse
Title:    Secretary
Arlington Park Racecourse, LLC
Churchill Downs Louisiana Horseracing Company, L.L.C.
Churchill Downs Louisiana Video Poker Company, L.L.C.
United Tote Company
Video Services, L.L.C.
By:    /s/ Michael W. Anderson
Name:    Michael W. Anderson
Title:    Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ Karolina K. Donlin
Name: Karolina K. Donlin
Title: Vice President

Annex A

Arlington Park Racecourse, LLC, an Illinois limited liability company

Arlington OTB Corp., a Delaware corporation

BB Development LLC, a Maine limited liability company

Calder Race Course, Inc., a Florida corporation

CDTC LLC, a Nevada corporation

Churchill Downs Louisiana Horseracing Company, L.L.C., a Louisiana limited liability company

Churchill Downs Louisiana Video Poker Company, L.L.C., a Louisiana limited liability company

Churchill Downs Management Company, LLC, a Kentucky limited liability company

Churchill Downs Racetrack, LLC, a Kentucky limited liability company

Churchill Downs Technology Initiatives Company, a Delaware corporation

HCRH, LLC, a Delaware limited liability company

Magnolia Hill, LLC, a Delaware limited liability company

MVGR, LLC, a Delaware limited liability company

Quad City Downs, Inc., an Iowa corporation

SW Gaming LLC, a Mississippi limited liability company

Tropical Park, LLC, a Florida limited liability company

United Tote Company, a Montana corporation

Video Services, L.L.C., a Louisiana limited liability company

Youbet.com, LLC, a Delaware corporation

Annex B

Big Fish Games, Inc., a Washington corporation

BFG Holding LLC, a Washington limited liability company

3 Minute Games LLC, a Washington limited liability company

Slots, Slot Machines and Slots Tournaments LLC, a Washington limited liability company